EXHIBIT 99.1

Old Line Bancshares, Inc. Repays TARP Investment and Announces Net Income Available to Common Stockholders of $857 Thousand Dollars for the First Six Months of 2009

BOWIE, Md., July 27, 2009 (GLOBE NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income attributable to Old Line Bancshares, Inc. increased $120,728 or 12.82% for the six months ended June 30, 2009 to $1,062,385 from $941,657 for the six months ended June 30, 2008. After inclusion of the dividends and accretion on the preferred stock issued under the U.S. Treasury Department's Capital Purchase Program in December 2008, net income available to common stockholders for the six month period was $857,241. Earnings per basic and diluted common share were $0.22 for the six months ended June 30, 2009 and $0.24 for the same period in 2008. The 12.82% increase in net income for the six month period was primarily the result of an $873,882 increase in net interest income. This increase derived from a $37.2 million or 17.94% increase in average net loans outstanding during the period as Old Line Bank's net interest margin declined 20 basis points to 3.70% from 3.90% for the six months ended June 30, 2008. We also had an approximately $167,000 increase in pre-tax earnings from our majority owned subsidiary Pointer Ridge Office Investments, LLC and an approximately $158,000 gain from sale on investments. These increases were partially offset by a $385,000 increase in the loan loss provision from $165,000 to $550,000 and increased operating expenses associated with the operations of our College Park and Annapolis branches that opened in February and September 2008, respectively. During the six month period, we incurred a $255,130 increase in FDIC insurance premiums inclusive of a $149,748 special assessment. The increase in earnings from Pointer Ridge derived from a non-recurring lease termination fee recorded in the 1st quarter of 2009. In an effort to minimize call and pre-payment risk and manage future interest rate risk, we elected to sell available-for-sale securities during the period, resulting in the $158,000 gain on the sale of investments. We did not sell any available-for-sale securities during the six months ended June 30, 2008.

For the three month period ended June 30, 2009, net income attributable to Old Line Bancshares, Inc. increased $53,234 or 10.71% to $550,058 compared to $496,824 reported for the three month period ended June 30, 2008. After inclusion of the dividend on the preferred stock, net income available to common stockholders declined $49,338 to $447,486 from $496,824 for the three month period. Earnings per basic and diluted common share were $0.12 for the three month period ended June 30, 2009 compared to $0.13 for the three month period ended June 30, 2008. During the three month period, net interest income increased $451,162 primarily as a result of a $39.6 million increase in average loans outstanding. Non-interest revenue increased $274,340 primarily as a result of the $158,000 gain on the sale of investment securities. The $149,748 FDIC special assessment, a $123,360 increase in the loan loss provision, the costs associated with the operations of the Annapolis branch that opened in September 2008 and the consolidation of Pointer Ridge, LLC, as outlined below, partially offset these increases in interest revenue and non-interest income.

Mr. Cornelsen stated: "I am pleased to report we have continued to grow loans and deposits, manage operating expenses and sustain respectable earnings in spite of an economic climate that presents a multitude of challenges to us and our customers. We accomplished these goals while incurring increased FDIC insurance cost, increased operating costs associated with the new branches and a $123,000 and $385,000 increase in the loan loss provision for the three month and six month periods, respectively. Although our asset quality remains strong with only one loan in the amount of $195,000 past due 30 days and three non-accrual loans totaling $1.9 million or 0.54% of total assets, the longer the weaknesses in the economy exist the more difficult it becomes for even our strong borrowers to maintain profitability consistent with prior periods. Therefore, we believe it is prudent to continue to increase our loan loss provision."

Mr. Cornelsen also said that he is delighted to report the opening of our 9th branch in Crofton, Maryland on July 1, 2009. This branch located at 1641 State Route 3 North, Crofton, Maryland in Anne Arundel County is managed by Cathy Woods. Cathy has over 20 years of banking experience in the local community and we believe that her and her team's experience and skills will contribute to the further expansion of our customer base. In September, we anticipate we will open our 10th branch in the Fairwood Office Park in Bowie, Maryland. This will substantially complete our current branch expansion plans. We believe that with these 10 branches, our lending staff, our corporate infrastructure and our solid balance sheet and strong capital position, we are positioned to focus our future efforts on improving earnings per share and enhancing stockholder value by capitalizing on the many opportunities available in the market.

In addition, in July, we repurchased from the U.S. Treasury the 7,000 shares of preferred stock that we issued to them in December 2008 under its Capital Purchase Program under the Troubled Asset Relief Program (TARP). We paid Treasury $7,058,333 to repurchase the preferred stock which reflects the liquidation value of the preferred stock and $58,333 of accrued but unpaid dividends. After careful consideration, we determined that we would repay the U.S. Treasury and believe this repayment will be in the best long term interest of our stockholders. We are currently determining if we will also repurchase at fair market value the warrant to purchase 141,892 shares of our common stock that was issued to the U.S. Treasury in conjunction with the issuance of the preferred stock.

As we previously reported, in November 2008, we acquired an additional 12.5% membership interest in Pointer Ridge Office Investments, LLC. This purchase increased our ownership percentage in the entity from 50.0% to 62.5%. As a result, we now consolidate their financial results with ours and make the appropriate minority interest adjustments in stockholders' equity. As stated above, the net impact of this investment during the six months ended June 30, 2009 as compared to the same period in 2008 was a $167,000 increase in pre-tax earnings. Pointer Ridge's contribution to earnings was a nominal $1,500 during the three month period ended June 30, 2009.

At June 30, 2009, the allowance for loan losses was $2.3 million or 0.92% of gross loans compared to $1.9 million or 0.85% of gross loans at December 31, 2008. During the period we placed one loan in the amount of approximately $250,000 in non-accrual and we charged off one loan in the amount of approximately $159,000 to the allowance for loan losses. This is the first time in over ten years that our charge offs exceeded $100,000 in any period. This charge-off was the result of one land developer who was unable to meet all of his financial obligations and advised us that he could no longer make any of his payments and there was no remaining value in the underlying collateral. Based on our history, internal analysis and the satisfactory historical performance of the loan portfolio, we believe the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland, one branch in Annapolis, Maryland, one branch in Crofton, Maryland and four additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Anne Arundel, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to the adequacy of our loan loss allowance, expansion of our customer base, the anticipated opening of our 10th branch, future plans with respect to branch expansion, the manner in which our 10 branches, lending staff, corporate structure, solid balance sheet and capital position us for the future, improved earnings per share and stockholder value, and stockholder benefits from the repurchase of the preferred stock issued under TARP constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates", "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, further deterioration in economic conditions in our target markets or nationally and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

               Old Line Bancshares, Inc. & Subsidiaries
                     Consolidated Balance Sheets

                                              June 30,    December 31,
                                                2009          2008
 ---------------------------------------------------------------------
                                             (Unaudited)

                  Assets

 Cash and due from banks                    $  8,413,890  $  8,823,170
 Federal funds sold                              881,352     2,140,525
                                            ------------  ------------
   Total cash and cash equivalents             9,295,242    10,963,695
 Time deposits in other banks                 20,950,404    13,267,000
 Investment securities available for sale     30,649,157    29,565,976
 Investment securities held to maturity        6,646,723     8,003,391
 Loans, less allowance for loan losses       253,644,988   231,053,618
 Restricted equity securities at cost          2,957,650     2,126,550
 Premises and equipment                       14,520,286    12,388,046
 Accrued interest receivable                   1,129,584     1,091,560
 Prepaid income taxes                                 --        35,649
 Deferred income taxes                            44,874            --
 Bank owned life insurance                     8,259,090     8,096,039
 Other assets                                    522,791     1,139,101
                                            ------------  ------------
     Total assets                           $348,620,789  $317,730,625
                                            ============  ============

    Liabilities and Stockholders' Equity

 Deposits
  Noninterest-bearing                       $ 40,226,093  $ 39,880,119
  Interest-bearing                           226,873,066   191,550,521
                                            ------------  ------------
   Total deposits                            267,099,159   231,430,640
 Short-term borrowings                        15,276,272    17,773,934
 Long-term borrowings                         21,492,645    21,531,133
 Accrued interest payable                        639,265       625,446
 Income tax payable                               77,247            --
 Deferred income taxes                                --        65,651
 Other liabilities                             1,020,148     4,012,968
                                            ------------  ------------
     Total liabilities                       305,604,736   275,439,772
                                            ------------  ------------

 Stockholders' equity
  Preferred stock, par value $0.01 per share
   and additional paid in capital; 7,000
   shares issued and outstanding               6,733,733     6,703,591
  Common stock, par value $0.01 per share;
   authorized 15,000,000 shares; issued and
   outstanding 3,862,364 in 2009 and 2008         38,624        38,624
  Additional paid-in capital                  28,929,394    28,838,810
  Warrants to purchase 141,892 shares of
   common stock                                  301,434       301,434
  Retained earnings                            6,037,271     5,411,772
  Accumulated other comprehensive income         271,398       392,611
                                            ------------  ------------
   Total Old Line Bancshares, Inc.
    stockholders' equity                      42,311,854    41,686,842
  Noncontrolling interest                        704,199       604,011
                                            ------------  ------------
   Total stockholders' equity                 43,016,053    42,290,853
                                            ------------  ------------
     Total liabilities and stockholders'
      equity                                $348,620,789  $317,730,625
                                            ============  ============

               Old Line Bancshares, Inc. & Subsidiaries
                  Consolidated Statements of Income
                             (Unaudited)

                          Three Months Ended       Six Months Ended
                               June 30,                June 30,
                           2009        2008        2009        2008
 ---------------------------------------------------------------------
 Interest revenue
  Loans, including fees $3,788,846  $3,473,981  $7,390,729  $6,977,665
  U.S. Treasury
   securities                2,374      18,698       7,230      41,185
  U.S. government agency
   securities               84,269      24,175     187,190      49,707
  Mortgage backed
   securities              256,443      94,791     524,364     112,850
  Municipal securities      21,000      23,894      43,999      48,811
  Federal funds sold           305      45,591         740     171,969
  Other                     74,097      44,566     175,030      93,951
                        ----------  ----------  ----------  ----------
   Total interest
    revenue              4,227,334   3,725,696   8,329,282   7,496,138
                        ----------  ----------  ----------  ----------
 Interest expense
  Deposits               1,156,871   1,181,809   2,346,255   2,516,646
  Borrowed funds           259,463     184,049     519,774     390,121
                        ----------  ----------  ----------  ----------
   Total interest
    expense              1,416,334   1,365,858   2,866,029   2,906,767
                        ----------  ----------  ----------  ----------

   Net interest income   2,811,000   2,359,838   5,463,253   4,589,371

 Provision for loan
  losses                   250,000     126,600     550,000     165,000
                        ----------  ----------  ----------  ----------
   Net interest income
    after provision for
    loan losses          2,561,000   2,233,238   4,913,253   4,424,371
                        ----------  ----------  ----------  ----------

 Non-interest revenue
  Service charges on
   deposit accounts         60,535      79,252     139,624     152,204
  Gain on sale of
   investment securities   157,917          --     157,917          --
  Earnings on bank owned
   life insurance           94,154      91,111     187,615     182,714
  Income (loss) on
   investment in real
   estate LLC                   --         745          --      13,641
  Other fees and
   commissions             222,394      89,552     653,444     144,539
                        ----------  ----------  ----------  ----------
   Total non-interest
    revenue                535,000     260,660   1,138,600     493,098
                        ----------  ----------  ----------  ----------

 Non-interest expense
  Salaries                 938,930     751,700   1,775,987   1,486,631
  Employee benefits        215,422     231,905     517,846     501,358
  Occupancy                234,125     270,787     466,306     550,709
  Equipment                 82,516      76,191     162,394     146,666
  Data processing           81,654      64,627     156,991     125,879
  Other operating          719,601     336,659   1,254,854     665,936
                        ----------  ----------  ----------  ----------
   Total non-interest
    expense              2,272,248   1,731,869   4,334,378   3,477,179
                        ----------  ----------  ----------  ----------

 Income before income
  taxes                    823,752     762,029   1,717,475   1,440,290
  Income taxes             272,787     265,205     554,902     498,633
                        ----------  ----------  ----------  ----------
 Net Income                550,965     496,824   1,162,573     941,657
  Less: Net Income
   attributable to the
   noncontrolling
   interest                    907          --     100,188          --
                        ----------  ----------  ----------  ----------
 Net Income attributable
  to Old Line
  Bancshares, Inc.         550,058     496,824   1,062,385     941,657
  Preferred stock
   dividends and
   discount accretion      102,572          --     205,144          --
                        ----------  ----------  ----------  ----------
 Net income available to
  common stockholders   $  447,486  $  496,824  $  857,241  $  941,657
                        ==========  ==========  ==========  ==========

 Basic earnings per
  common share          $     0.12  $     0.13  $     0.22  $     0.24
 Diluted earnings per
  common share          $     0.12  $     0.13  $     0.22  $     0.24

CONTACT:  Old Line Bancshares, Inc.
          Christine M. Rush, Chief Financial Officer
          (301) 430-2544